Exhibit 99.1

NEWS RELEASE
Contact:	Dave Oldani
Vice President, Investor Relations
(214) 721-7648

WHITEWAVE FOODS REPORTS STRONG FOURTH QUARTER AND FULL YEAR 2012 RESULTS

•	Q4 2012 Pro Forma Adjusted Diluted Earnings per Share Increases 34% to $0.18; Full Year up 31% to $0.60

•	Full Year 2013 Guidance of Mid-Teens Pro Forma Adjusted Operating Income Growth

•	Full Year 2013 Guidance of $0.68 to $0.72 Pro Forma Adjusted Diluted Earnings per Share

•	Q1 2013 Guidance of $0.14 to $0.16 Pro Forma Adjusted Diluted Earnings per Share

•	Dean Foods Affirms Plans to Spin-Off The WhiteWave Foods Company in May 2013

DALLAS, TX – February 13, 2013 – The WhiteWave Foods Company (the “Company”) (NYSE: WWAV) today reported strong results for the fourth quarter and full year ended December 31, 2012, driven by growth across all of the Company’s product categories.

Financial Summary:

	Three Months Ended December 31,			Full Year Ended December 31,
In millions, except percentages and EPS	2012	2011	% Change	2012	2011	% Change
Total Net Sales
GAAP	$608	$542	12%	$2,289	$2,026	13%
Pro Forma Adjusted	$609	$543	12%	$2,306	$2,044	13%
Operating Income
GAAP	$46	$49	(6%)	$180	$176	3%
Pro Forma Adjusted	$48	$41	17%	$173	$142	22%
Income from Continuing Operations
GAAP	$29	$31	(8%)	$113	$114	(2%)
Pro Forma Adjusted	$31	$23	34%	$104	$80	31%
Diluted Earnings per Share (EPS)
GAAP	$0.17	$0.21	(16%)	$0.73	$0.76	(4%)
Pro Forma Adjusted	$0.18	$0.13	34%	$0.60	$0.46	31%
Diluted Shares Outstanding
GAAP	165	150		154	150
Pro Forma Adjusted	173	173		173	173

The Company reported fourth quarter 2012 pro forma adjusted diluted earnings per share of $0.18, a 34 percent increase compared to fourth quarter 2011 pro forma adjusted diluted earnings of $0.13 per share. For full year 2012, the Company reported pro forma adjusted diluted earnings per share of $0.60, representing a 31 percent increase compared to full year 2011 pro forma adjusted diluted earnings per share of $0.46.

Pro forma adjusted net sales for the fourth quarter of 2012 increased 12 percent to $609 million, compared to $543 million in the fourth quarter of 2011. Pro forma adjusted net sales for the full year 2012 increased 13 percent to approximately $2.3 billion from $2.0 billion for the full year 2011. This growth has been primarily volume driven and continues to be led by the Company’s North America Plant-Based Foods & Beverages and Coffee Creamer & Beverages platforms.

Consolidated segment pro forma adjusted operating income for the fourth quarter of 2012 totaled $61 million, compared to $54 million in the fourth quarter of 2011, representing an increase of 13 percent. For the full year 2012, consolidated segment pro forma adjusted operating income increased 16 percent to $228 million, compared to full year 2011 consolidated segment pro forma adjusted operating income of $197 million. These segment operating results were softened somewhat by significant year over year increases in marketing expenditures, and increases in distribution and warehousing costs due to capacity constraints as a result of the Company’s rapid volume growth.

After pro forma corporate costs, the Company reported pro forma adjusted total operating income of $48 million for the fourth quarter of 2012, a 17 percent increase from $41 million in the fourth quarter of 2011. For the full year 2012, pro forma adjusted total operating income increased 22 percent to $173 million from $142 million for full year 2011.

“Our strong top and bottom line growth in the fourth quarter and throughout 2012 is a testament to the power of our leading brands and their positioning in the sweet spot of some of today’s fastest-growing product categories. We are at the heart of a broad and sustained movement towards nutritious, flavorful, convenient and responsibly produced food and beverages,” said Gregg Engles, Chairman and Chief Executive Officer. “Looking ahead to 2013, we are focused on growth and continuing to strengthen our brands, introduce new product offerings, expand our manufacturing capabilities, and drive cost savings across our business. We are confident that executing on these strategic initiatives – with the strong foundation we have in place – will ensure WhiteWave’s continued success and growth throughout the year and well into the future.”

NORTH AMERICA SEGMENT

The Company’s North America segment is comprised of Plant-based Foods and Beverages, Premium Dairy, and Coffee Creamers and Beverages categories. In the fourth quarter of 2012, pro forma adjusted net sales for the North America segment were $514 million, an increase of 13 percent over the fourth quarter 2011. For the full year 2012, pro forma adjusted net sales for the North America segment were $1.9 billion, an increase of 16 percent over full year 2011. Pro forma adjusted operating income for the North America segment increased 13 percent to $54 million for the fourth quarter, and 20 percent to $204 million for the full year 2012, compared to the same periods in 2011.

In the North America Plant-based Foods and Beverages platform, which includes Silk® Soymilk, Silk PureAlmond® and Silk PureCoconut®, pro forma adjusted net sales increased in the high-teens on a percentage basis in the fourth quarter of 2012 compared to the fourth quarter of 2011, driven primarily by continued strong growth of Silk PureAlmond®. For the full year 2012, pro forma adjusted net sales in this platform increased more than 20 percent, compared to 2011.

The overall Plant-based Foods and Beverages category remained strong with over 20 percent category growth for all of 2012, and WhiteWave’s Silk® brand continued to hold the #1 position. Building on the Silk® brand strength, the Company is also introducing Silk Iced Latte®, a non-dairy iced coffee option and Silk Fruity & Creamy® non-dairy yogurts, in addition to focusing on continued growth of core products.

In Premium Dairy, which includes Horizon Organic® branded dairy products, pro forma adjusted net sales increased in the mid-teens on a percentage basis in the fourth quarter of 2012 compared to the fourth quarter of 2011. While this platform benefited from a favorable comparison to the prior year period due to the lapping of supply constraints, the performance also reflects the strength of the underlying Horizon Organic® brand, as well as positive results from value-added offerings, such as Horizon Organic® single-serve and DHA Omega-3 products. For the full year 2012, pro forma adjusted net sales in Premium Dairy increased in the high-single digits on a percentage basis, compared to 2011.

The Company is expanding its Premium Dairy platform with the launch of new TruMoo® branded flavored milks in shelf-stable single-serve packaging that provides a convenient, healthy and affordable offering for families on the go. TruMoo®, a brand which the Company has licensed from Dean Foods, is a flavored milk line that is lower in sugar than traditional flavored milks and contains no high fructose corn syrup.

In Coffee Creamers and Beverages, which includes coffee creamers under the International Delight® and LAND O LAKES® brands as well as International Delight Iced Coffee®, pro forma adjusted net sales increased in the mid-teens on a percentage basis in the fourth quarter of 2012 compared to the fourth quarter of 2011. For full year 2012, pro forma adjusted net sales in this platform increased in the high-teens on a percentage basis compared to 2011.

The overall flavored creamer category, which continues to benefit from increased coffee consumption and related whitening trends, showed continued strength with approximately 12 percent growth in 2012. The Company plans to continue to build on its Coffee Creamers and Beverages platform with the planned expansion of its International Delight Iced Coffee® product line with a new “lights-line” with only 100 calories, as well as a single-serve four pack that will offer on-the-go convenience to this category.

EUROPE SEGMENT

The Company’s Europe segment is comprised of its European Plant-based Foods and Beverages platform which operates primarily under the Alpro® name. On a constant currency basis, net sales in the segment increased in the high-single digits on a percentage basis in the fourth quarter of 2012 compared to the fourth quarter of 2011. Net sales for this segment for full year 2012 increased on a constant currency basis in the mid-single digits on a percentage basis compared to 2011. Operating income for the segment increased 16 percent to $7 million for the fourth quarter of 2012 compared to the fourth quarter of 2011, as a result of volume growth and aided by foreign currency translation. For the full year 2012 operating income for the segment decreased 12 percent to $24 million compared to 2011, primarily driven by foreign currency translation. This platform delivered mid-single digit volume growth in the fourth quarter, driven by the strength of its core drinks, including Almond and Hazelnut beverages launched earlier in 2012, and its soy yogurt offerings. The Company plans to introduce several line extensions, including unsweetened and chocolate almond beverages, as well as improved rice milk formulations in 2013.

OTHER ITEMS

Pro forma adjusted corporate costs totaled $13 million for the fourth quarter 2012 and $55 million for the full year 2012. Full year 2012 capital expenditures totaled $104 million, compared to $127 million for 2011.

FORWARD OUTLOOK

Building on its strong fourth quarter and full year 2012 results, the Company expects continued momentum in 2013. On a percentage basis, management anticipates pro forma adjusted net sales growth in the high-single digits for both first quarter and full year 2013. The Company anticipates that volume growth across its segments and platforms will be the primary driver of its top line growth, due to the continued growth of its existing products and augmented by a pipeline of new products it will be introducing to the marketplace in 2013.

The Company estimates approximately $55 million in pro forma standalone corporate cost in 2013, with approximately $16 million to $17 million occurring in the first quarter and approximately $13 million per quarter over the balance of the year.

As a result of anticipated higher distribution and warehousing costs due to capacity constraints over the first half of the year, the Company expects pro forma adjusted total operating income percentage growth to be in the high-single digits for the first quarter 2013, increasing to the mid-teens for the full year as production capacity is added and other cost reductions are implemented during the year.

Due to strong historical growth and volume growth forecasted, management anticipates a continued burden on internal production capacity, as well as its distribution and warehousing network and therefore, is increasing its estimate of annual capital expenditures to a range of $150 million to $160 million for 2013, from a prior estimate of approximately $125 million.

“We believe that this increase is necessary for us to continue to meet the demand of our growth categories, optimize our overall landed costs and enable us to maintain our high levels of customer service,” said Kelly Haecker, Chief Financial Officer. “Further, we believe this higher spending level will enable us to accelerate certain high-return projects that will allow us to enhance our future operating margins.”

Management anticipates annual interest expense to be approximately $20 million to $22 million, reflecting $60 million in recent debt reduction from proceeds received as part of Dean Foods’ divesture of its Morningstar business. The Company’s estimated tax rate for 2013 is approximately 33 percent.

The Company expects to deliver pro forma adjusted diluted earnings per share of between $0.68 and $0.72 for full year 2013. For the first quarter, management expects pro form adjusted diluted earnings of between $0.14 to $0.16 per share.

PLANNED SPIN-OFF BY DEAN FOODS IN MAY 2013

Dean Foods has affirmed its intention to effect a tax-free spin-off of shares of the Company in May, following the April 23, 2013 expiration of its IPO lock-up period. Dean Foods announced it has received a private letter ruling from the Internal Revenue Service providing that, subject to certain conditions, the anticipated spin-off will be tax-free for U.S. federal income tax purposes. Dean Foods also announced plans to retain up to 19.9% of the total outstanding WhiteWave shares, or up to 34.4 million shares, with the intention to monetize or distribute the position in a tax-free manner at a later date.

“We continue to develop the functions and capabilities necessary for us to operate as a standalone company and look forward to the planned separation from Dean Foods in May,” said Engles.

The spin-off or other disposition is subject to various conditions including approval by Dean Foods’ Board of Directors, the receipt of any necessary regulatory or other approvals, the maintenance of the private letter ruling from the Internal Revenue Service, and the existence of satisfactory market conditions. There can be no assurance as to when or whether the proposed spin-off or any other disposition will occur.

CONFERENCE CALL/WEBCAST

A webcast to discuss the Company’s financial results and outlook will be held on February 13, 2013, at 9:00AM ET and may be heard live by visiting the “Webcast” section of the Company’s website at http://www.thewhitewavefoodscompany.com/investor_relations. A slide presentation will accompany the webcast and a webcast replay will be available for approximately 45 days following the event within the Investor Relations section of the Company’s website.

BASIS OF PRESENTATION AND NON-GAAP FINANCIAL MEASURES

The financial information in this release relates to certain periods prior to our initial public offering in October 2012 (the “IPO”) and the separation of our business from Dean Foods’ other businesses. Prior to the IPO, the Company had nominal assets and no liabilities, and had conducted no operations. In connection with the IPO, Dean Foods contributed the capital stock of its wholly owned subsidiary WWF Operating Company (“WWF Opco”) to the Company. WWF Opco, which is now a wholly owned subsidiary of the Company, held substantially all of the assets and liabilities related to the Company’s current business. Under U.S. generally accepted accounting principles, the contribution of WWF Opco to WhiteWave is treated as a reorganization of entities under common control under Dean Foods. As a result, we have retrospectively presented our unaudited pro forma adjusted condensed consolidated financial information of WhiteWave and WWF Opco for all periods presented.

The historical financial results in this release differ from the results of the WhiteWave-Alpro segment for the same periods previously reported by Dean Foods. A reconciliation between the results reported in this release and the WhiteWave-Alpro segment results reported by Dean Foods is included in the tables below.

In addition to the results prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), we have presented certain non-GAAP financial measures, including pro forma adjusted net sales, pro forma adjusted income from continuing operations and pro forma adjusted diluted net income per share. These non-GAAP measures have been presented on a pro forma adjusted basis as if the Company had operated on an independent and stand-alone basis in all periods presented in order to facilitate meaningful evaluation of our operating performance between periods. These adjustments primarily relate to various commercial arrangements with Dean Foods in connection with the separation of the Company’s business from the rest of Dean Foods’ businesses, increased corporate costs to operate as a stand-alone public company, interest expense, completion of the IPO and the use of proceeds therefrom, non-recurring transaction costs related to the Company’s IPO and equity awards to certain of our executive officers, employees and directors. These adjustments are not necessarily indicative of our future performance and do not reflect what our actual financial performance would have been had we been a stand-alone public company during the periods presented. Further detail regarding these adjustments is included in the tables below.

ABOUT THE WHITEWAVE FOODS COMPANY

The WhiteWave Foods Company is a leading consumer packaged food and beverage company that manufactures, markets, distributes, and sells branded Plant-based Foods and Beverages, Coffee Creamers and Beverages, and Premium Dairy products throughout North America and Europe. The Company is focused on providing consumers with innovative, great-tasting food and beverage choices that meet their increasing desires for nutritious, flavorful, convenient, and responsibly produced products. The Company’s widely-recognized, leading brands distributed in North America include Silk® Plant-based Foods and Beverages, International Delight® and LAND O LAKES® Coffee Creamers and Beverages, and Horizon Organic® Premium Dairy products. Its popular European brands of Plant-based Foods and Beverages include Alpro® and Provamel®.

FORWARD-LOOKING STATEMENTS

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, projections of net sales growth, operating income, net income and earnings per share, as well as expected capital expenditures, interest expense, tax rate and corporate costs, growth of our business, expected financial performance and Dean Foods’ intention to effect a spin-off or other disposition of its ownership interest in us and the timing and form of such spin-off. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. The Company’s ability to meet targeted financial and operating results, depends on a variety of economic, competitive and governmental factors, including raw material availability and costs, the demand for the Company’s products, and the Company’s ability to access capital under its credit facilities or otherwise, many of which are beyond the Company’s control and which are described in the Company’s filings with the Securities and Exchange Commission. The Company’s ability to profit from its branding initiatives depends on a number of factors, including consumer acceptance of the Company’s products. The Company cannot control the timing, manner and completion of the spin-off or other disposition by Dean Foods of its ownership interest in the Company, and any spin-off or other disposition by Dean Foods of its remaining ownership interest in the Company could be subject to various conditions, including the receipt by Dean Foods of any necessary regulatory or other approvals, satisfactory market conditions and in the case of a tax-free spin-off or other tax-free disposition, Dean Foods’ maintenance of the private letter ruling from the Internal Revenue Service and/or Dean Foods’ receipt of an opinion of counsel. The forward-looking statements in this press release speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

CONTACTS

Investor Relations:

Dave Oldani

+1 (214) 721-7648

Media:

Molly Keveney

+1 (303) 635-4529

The WhiteWave Foods Company

Consolidated Statements of Operations

(Unaudited)

	GAAP
	Years Ended December 31,
	2012	2011	2010
	(Dollars in Thousands, Except Share and Per Share Data)
Net sales	$2,175,374	$1,916,830	$1,713,390
Net sales to related parties	109,513	108,921	107,923
Related party fees	4,551	—	—

Total net sales	2,289,438	2,025,751	1,821,313
Cost of sales	1,485,494	1,341,310	1,210,816

Gross profit	803,944	684,441	610,497
Related party license income	36,034	42,680	39,378
Operating costs and expenses:
Selling and distribution	492,130	414,724	384,512
General and administrative	167,595	136,703	139,888

Total operating costs and expenses	659,725	551,427	524,400

Operating income	180,253	175,694	125,475
Other expense:
Interest expense	9,924	9,149	10,583
Other expense, net	957	122	377

Total other expense	10,881	9,271	10,960

Income from continuing operations before income taxes	169,372	166,423	114,515
Income tax expense	56,858	52,089	33,159

Income from continuing operations	112,514	114,334	81,356
Gain on sale of discontinued operations, net of tax	403	3,616	5,693
Income (loss) from discontinued operations, net of tax	2,056	(27,105)	(16,686)

Net income	114,973	90,845	70,363
Net (income) loss attributable to non-controlling interest	(1,279)	16,550	8,735

Net income attributable to The WhiteWave Foods Company	$113,694	$107,395	$79,098

Basic earnings (loss) per common share:
Income from continuing operations attributable to The WhiteWave Foods Company	$0.73	0.76	0.54
Net discontinued operations	0.01	(0.04)	(0.01)
Net income attributable to The WhiteWave Foods Company	$0.74	0.72	0.53
Diluted earnings (loss) per common share:
Income from continuing operations attributable to The WhiteWave Foods Company	$0.73	0.76	0.54
Net discontinued operations	0.01	(0.04)	(0.01)
Net income attributable to The WhiteWave Foods Company	$0.74	0.72	0.53

The WhiteWave Foods Company

Condensed Consolidated Balance Sheets

(Unaudited)

	GAAP
	December 31,
	2012	2011
	(Dollars in thousands, except share and per share data)
ASSETS
Cash and cash equivalents	$69,373	$96,987
Other current assets	313,448	276,782

Total current assets	382,821	373,769
Property, plant, and equipment, net	624,642	587,259
Identifiable intangible and other assets, net	1,160,548	1,147,657

Total Assets	$2,168,011	$2,108,685

LIABILITIES AND EQUITY
Total current liabilities, excluding debt	$307,542	$237,250
Total long-term debt, including current portion	780,550	456,171
Other long-term liabilities	294,963	274,578
Equity attributable to The WhiteWave Foods Company	784,956	1,135,919
Non-controlling interest	—	4,767

Total equity	784,956	1,140,686

Total Liabilities and Equity	$2,168,011	$2,108,685

Unaudited Pro Forma Adjusted Condensed Consolidated Financial Information

The WhiteWave Foods Company (“WhiteWave”, “our”, “we”, “us”, or the “Company”) was incorporated on July 17, 2012 as a wholly-owned subsidiary of Dean Foods to acquire the capital stock of WWF Operating Company (“WWF Opco”), a wholly-owned subsidiary of Dean Foods. Prior to our initial public offering, WWF Opco held substantially all of the historical assets and liabilities related to our business that we acquired pursuant to the contribution described below. We had nominal assets and no liabilities, and conducted no operations prior to the completion of our initial public offering.

On October 31, 2012, we completed our initial public offering and sold 23,000,000 shares of Class A common stock to the public at a price of $17.00 per share. Prior to completion of our initial public offering, Dean Foods contributed all of the capital stock of WWF Opco to WhiteWave in exchange for 150,000,000 shares of Class B common stock.

Under U.S. generally accepted accounting principles, the contribution of WWF Opco to WhiteWave is treated as a reorganization of entities under common control under Dean Foods. As a result, we have retrospectively presented our unaudited pro forma adjusted condensed consolidated financial information of WhiteWave and WWF Opco for all periods presented.

The tables below provide certain unaudited pro forma condensed consolidated statement of operations information and certain unaudited pro forma adjusted condensed consolidated statement of operations information for the periods presented, which have been derived by application of pro forma adjustments to our historical financial statements for the year ended December 31, 2012 and certain other adjustments described below. The unaudited pro forma condensed consolidated statements of operations and unaudited pro forma adjusted condensed consolidated statements of operations for all periods presented give effect to our initial public offering and separation of our business from Dean Foods’ other businesses as if those transactions had occurred or had become effective as of January 1, 2011.

The adjustments below are based upon available information and certain assumptions that we believe are reasonable. The unaudited pro forma condensed consolidated financial information and unaudited pro forma adjusted condensed financial information are for illustrative and informational purposes only and do not purport to represent what our financial position or results of operations would have been if we had operated as a stand-alone public company during the periods presented or if the transactions had actually occurred as of the dates indicated, nor do they project our financial position at any future date or our results of operations or cash flows for any future period.

The pro forma adjustments to our historical financial information reflect the following:

•	our separation from Dean Foods;

•	the incurrence of approximately $885 million in new indebtedness under our senior secured credit facilities;

•	the settlement of our historical indebtedness, including the $440.3 million allocated portion of the Dean Foods senior secured credit facility which was reflected as a contribution to our capital from Dean Foods;

•	the agreements that formalized and, in certain cases, modified ongoing commercial arrangements we have with certain current and former wholly-owned Dean Foods subsidiaries; and

•	the termination of the intellectual property license agreement with Morningstar Foods, LLC (“Morningstar”).

The additional adjustments to our historical financial information reflect the incremental impact of the transitional sales agreements, stand-alone public company costs, and non-recurring transition costs, all of which are described in the notes to the tables presented.

On January 3, 2013, Dean Foods sold Morningstar to an unaffiliated third party. In connection with this sale, we modified certain of the commercial agreements entered into in connection with the initial public offering between us and Morningstar. These modifications are primarily timing modifications and are not expected to have a material impact on our results of operations.

The WhiteWave Foods Company

Reconciliation of GAAP to Non-GAAP Information

(Unaudited)

	GAAP FY 2012	Pro forma adjustments		Pro forma	Additional adjustments		Pro Forma Adjusted FY 2012
	(Dollars in Thousands, Except Share and Per Share Data)
Total net sales	$2,289,438	$19,738	(a)	$2,309,176	$(3,643	)(e)	$2,305,533
Cost of sales	1,485,494	8,917	(a)	1,494,411	(16,545	)(e)	1,477,866

Gross profit	803,944	10,821		814,765	12,902		827,667
Related party license income	36,034	(36,034	)(b)	—	—		—
Operating costs and expenses:
Selling and distribution	492,130	—		492,130	(1,646	)(e)	490,484
General and administrative	167,595	(9,313	)(c)	158,282	5,837	(f)	164,119

Total operating costs and expenses	659,725	(9,313)		650,412	4,191		654,603

Operating income	180,253	(15,900)		164,353	8,711		173,064
Other expense (income):
Interest expense	9,924	13,663	(d)	23,587	—		23,587
Other expense (income), net	957	—		957	(1,151	)(h)	(194)

Total other expense	10,881	13,663		24,544	(1,151)		23,393

Income from continuing operations before income taxes	169,372	(29,563)		139,809	9,862		149,671
Income tax expense	56,858	(10,347	)(i)	46,511	(718	)(i)	45,793

Income from continuing operations	$112,514	$(19,216)		$93,298	$10,580		$103,878

Earnings per Share, Basic and Diluted:
Basic							$0.60	(j)
Diluted							$0.60	(j)
Weighted Average Shares Outstanding, Basic and Diluted:
Basic							173,000,000
Diluted							173,000,109

*	See explanatory notes to Earnings Release Tables

The WhiteWave Foods Company

Reconciliation of GAAP to Non-GAAP Information

(Unaudited)

	GAAP FY 2011	Pro forma adjustments		Pro forma	Additional adjustments		Pro Forma Adjusted FY 2011
	(Dollars in Thousands, Except Share and Per Share Data)
Total net sales	$2,025,751	$26,837	(a)	$2,052,588	$(8,781	)(e)	$2,043,807
Cost of sales	1,341,310	9,898	(a)	1,351,208	(21,778	)(e)	1,329,430

Gross profit	684,441	16,939		701,380	12,997		714,377
Related party license income	42,680	(42,680	)(b)	—	—		—
Operating costs and expenses:
Selling and distribution	414,724	—		414,724	(1,946	)(e)	412,778
General and administrative	136,703	9,825	(c)	146,528	13,462	(f)	159,990

Total operating costs and expenses	551,427	9,825		561,252	11,516		572,768

Operating income	175,694	(35,566)		140,128	1,481		141,609
Other expense:
Interest expense	9,149	13,904	(d)	23,053	534	(g)	23,587
Other expense, net	122	—		122	—		122

Total other expense	9,271	13,904		23,175	534		23,709

Income from continuing operations before income taxes	166,423	(49,470)		116,953	947		117,900
Income tax expense	52,089	(17,315	)(i)	34,774	3,543	(i)	38,317

Income from continuing operations	$114,334	$(32,155)		$82,179	$(2,596)		$79,583

Earnings per Share, Basic and Diluted:
Basic							$0.46	(j)
Diluted							$0.46	(j)
Weighted Average Shares Outstanding, Basic and Diluted:
Basic							173,000,000
Diluted							173,000,109

*	See explanatory notes to Earnings Release Tables

The WhiteWave Foods Company

Reconciliation of GAAP to Non-GAAP Information

(Unaudited)

	GAAP QTD Q4 2012	Pro forma adjustments		Pro forma	Additional adjustments		Pro Forma Adjusted QTD Q4 2012
	(Dollars in Thousands, Except Share and Per Share Data)
Total net sales	$608,111	$2,250	(a)	$610,361	$(894	)(e)	$609,467
Cost of sales	396,396	1,057	(a)	397,453	(2,443	)(e)	395,010

Gross profit	211,715	1,193		212,908	1,549		214,457
Related party license income	3,991	(3,991	)(b)	—	—		—
Operating costs and expenses:
Selling and distribution	123,722	—		123,722	(172	)(e)	123,550
General and administrative	46,160	(4,681	)(c)	41,479	1,315	(f)	42,794

Total operating costs and expenses	169,882	(4,681)		165,201	1,143		166,344

Operating income	45,824	1,883		47,707	406		48,113
Other expense (income):
Interest expense	6,325	(738	)(d)	5,587	—		5,587
Other expense (income), net	178	—		178	(1,151	)(h)	(973)

Total other expense	6,503	(738)		5,765	(1,151)		4,614

Income from continuing operations before income taxes	39,321	2,621		41,942	1,557		43,499
Income tax expense	10,790	917	(i)	11,707	676	(i)	12,383

Income from continuing operations	$28,531	$1,704		$30,235	$881		$31,116

Earnings per Share, Basic and Diluted:
Basic							$0.18	(j)
Diluted							$0.18	(j)
Weighted Average Shares Outstanding, Basic and Diluted:
Basic							173,000,000
Diluted							173,000,109

*	See explanatory notes to Earnings Release Tables

The WhiteWave Foods Company

Reconciliation of GAAP to Non-GAAP Information

(Unaudited)

	GAAP QTD Q4 2011	Pro forma adjustments		Pro forma	Additional adjustments		Pro Forma Adjusted Q4 QTD 2011
	(Dollars in Thousands, Except Share and Per Share Data)
Total net sales	$541,530	$6,360	(a)	$547,890	$(4,425	)(e)	$543,465
Cost of sales	359,252	2,624	(a)	361,876	(7,306	)(e)	354,570

Gross profit	182,278	3,736		186,014	2,881		188,895
Related party license income	11,082	(11,082	)(b)	—	—		—
Operating costs and expenses:
Selling and distribution	107,146	—		107,146	(534	)(e)	106,612
General and administrative	37,247	2,456	(c)	39,703	1,551	(f)	41,254

Total operating costs and expenses	144,393	2,456		146,849	1,017		147,866

Operating income	48,967	(9,802)		39,165	1,864		41,029
Other expense:
Interest expense	1,864	3,488	(d)	5,352	235	(g)	5,587
Other expense, net	292	—		292	—		292

Total other expense	2,156	3,488		5,644	235		5,879

Income from continuing operations before income taxes	46,811	(13,290)		33,521	1,629		35,150
Income tax expense	15,780	(4,652	)(i)	11,128	767	(i)	11,895

Income from continuing operations	$31,031	$(8,638)		$22,393	$862		$23,255

Earnings per Share, Basic and Diluted:
Basic							$0.13	(j)
Diluted							$0.13	(j)
Weighted Average Shares Outstanding, Basic and Diluted:
Basic							173,000,000
Diluted							173,000,109

*	See explanatory notes to Earnings Release Tables

The WhiteWave Foods Company

Reconciliation of GAAP to Non-GAAP Information

(Unaudited)

	GAAP Q1 2012	Pro forma adjustments		Pro forma	Additional adjustments		Pro Forma Adjusted Q1 2012
	(Dollars in Thousands, Except Share and Per Share Data)
Total net sales	$552,028	$5,309	(a)	$557,337	$(180	)(e)	$557,157
Cost of sales	359,588	1,733	(a)	361,321	(4,280	)(e)	357,041

Gross profit	192,440	3,576		196,016	4,100		200,116
Related party license income	10,473	(10,473	)(b)	—	—		—
Operating costs and expenses:
Selling and distribution	118,987	—		118,987	(559	)(e)	118,428
General and administrative	35,062	2,456	(c)	37,518	4,724	(f)	42,242

Total operating costs and expenses	154,049	2,456		156,505	4,165		160,670

Operating income	48,864	(9,353)		39,511	(65)		39,446
Other expense:
Interest expense	1,649	4,351	(d)	6,000	—		6,000
Other expense, net	121	—		121	—		121

Total other expense	1,770	4,351		6,121	—		6,121

Income from continuing operations before income taxes	47,094	(13,704)		33,390	(65)		33,325
Income tax expense	15,786	(4,795	)(i)	10,991	(657	)(i)	10,334

Income from continuing operations	$31,308	$(8,909)		$22,399	$592		$22,991

Earnings per Share, Basic and Diluted:
Basic							$0.13	(j)
Diluted							$0.13	(j)
Weighted Average Shares Outstanding, Basic and Diluted:
Basic							173,000,000
Diluted							173,000,109

*	See explanatory notes to Earnings Release Tables

The adjusted results differ from the Company’s results under GAAP due to the following:

(a)	The adjustment reflects:

i.	An agreement with two wholly-owned Dean Foods subsidiaries, Suiza Dairy Group, LLC (“Suiza Dairy”) and Dean Dairy Holdings, LLC (“Dean Dairy”), pursuant to which those subsidiaries continue to sell and distribute certain WhiteWave products. This agreement modifies our historical intercompany arrangements and reflects new pricing. The net effect of the agreement is an estimated increase in total net sales and an estimated increase in cost of sales for the following periods:

•	$19.7 million and $7.0 million for the year ended December 31, 2012.

•	$26.8 million and $8.8 million for the year ended December 31, 2011.

•	$2.3 million and $0.7 million for the three months ended December 31, 2012.

•	$6.4 million and $2.1 million for the three months ended December 31, 2011.

•	$5.3 million and $1.2 million for the three months ended March 31, 2012.

ii.	Manufacturing agreements with (1) Morningstar pursuant to which Morningstar continues manufacturing various WhiteWave products on our behalf and (2) Suiza Dairy and Dean Dairy pursuant to which they continue manufacturing WhiteWave fresh organic milk products on our behalf. The agreements modify our historical intercompany arrangements and reflect new pricing. The net effect of the agreements is an estimated increase in cost of sales for the following periods:

•	$1.9 million for the year ended December 31, 2012.

•	$1.1 million for the year ended December 31, 2011.

•	$0.4 million for the three months ended December 31, 2012.

•	$0.5 million for the three months ended December 31, 2011.

•	$0.5 million for the three months ended March 31, 2012.

(b)	The adjustment reflects the elimination of license income associated with our intellectual property license agreement with Morningstar. In connection with our initial public offering, this agreement was terminated and we transferred the intellectual property subject to this license agreement to Morningstar. The effect of this agreement is to eliminate the related party license income for all periods presented.

(c)	The adjustment reflects:

i.	The recurring impact on stock compensation expense for grants to the Company’s Named Executive Officers and other executives made in connection with our initial public offering (the “IPO grants”).

•	$8.2 million for the year ended December 31, 2012.

•	$9.8 million for the year ended December 31, 2011.

•	$0.8 million for the three months ended December 31, 2012.

•	$2.5 million for the three months ended December 31, 2011.

•	$2.5 for the three months ended March 31, 2012.

ii.	Elimination of non-recurring transaction costs we incurred in connection with our initial public offering.

•	$17.5 million for the year ended December 31, 2012.

•	$nil million for the year ended December 31, 2011.

•	$5.5 million for the three months ended December 31, 2012.

•	$nil million for the three months ended December 31, 2011.

•	$nil million for the three months ended March 31, 2012.

(d)	The adjustment reflects:

i.	Elimination of the interest expense related to our historical indebtedness.

•	$10.5 million for the year ended December 31, 2012.

•	$15.7 million for the year ended December 31, 2011.

•	$1.0 million for the three months ended December 31, 2012.

•	$3.7 million for the three months ended December 31, 2011.

•	$3.7 million for the three months ended March 31, 2012.

ii.	Expected interest expense and the amortization of deferred financing costs on our new borrowings under the revolving credit facility and term loan facilities.

•	$17.8 million for the year ended December 31, 2012.

•	$23.5 million for the year ended December 31, 2011.

•	$(0.4) million for the three months ended December 31, 2012.

•	$5.5 million for the three months ended December 31, 2011.

•	$6.2 million for the three months ended March 31, 2012.

iii.	Elimination of interest income associated with our loan agreement with Morningstar related to the license income under the intellectual property license agreement.

•	$6.4 million for the year ended December 31, 2012.

•	$6.1 million for the year ended December 31, 2011.

•	$0.7 million for the three months ended December 31, 2012.

•	$1.7 million for the three months ended December 31, 2011.

•	$1.9 million for the three months ended March 31, 2012.

(e)	The adjustment reflects:

i.	A transitional sales agreement with Morningstar pursuant to which Morningstar will transfer back to us responsibility for sales and associated costs of certain WhiteWave products. The net effect of the agreement is an estimated increase in total net sales for the following periods:

•	$21.6 million for the year ended December 31, 2012.

•	$22.3 million for the year ended December 31, 2011.

•	$2.6 million for the three months ended December 31, 2012.

•	$6.1 million for the three months ended December 31, 2011.

•	$6.5 million for the three months ended March 31, 2012.

ii.	A transitional sales agreement with Morningstar pursuant to which we will transfer to Morningstar responsibility for the sales and associated costs of our aerosol whipped topping and other non-core products. The net effect of the agreement is a decrease in total net sales, a decrease in cost of sales, and a decrease in selling and distribution expense for the following periods:

•	$25.2 million, $16.5 million, and $1.6 million for the year ended December 31, 2012.

•	$31.1 million, $21.8 million and $1.9 million for the year ended December 31, 2011.

•	$3.5 million, $2.4 million, and $0.2 million for the three months ended December 31, 2012.

•	$10.5 million, $7.3 million and $0.5 million for the three months ended December 31, 2011.

•	$6.7 million, $4.3 million, and $0.6 million for the three months ended March 31, 2012.

(f)	The adjustment reflects:

i.	Elimination of the historical corporate costs allocated to us by Dean Foods.

•	$33.7 million for the year ended December 31, 2012.

•	$32.7 million for the year ended December 31, 2011.

•	$3.4 million for the three months ended December 31, 2012.

•	$8.8 million for the three months ended December 31, 2011.

•	$9.3 million for the three months ended March 31, 2012.

ii.	Elimination of the non-cash impact on stock compensation expense for the IPO grants.

•	$9.7 million for the year ended December 31, 2012.

•	$9.8 million for the year ended December 31, 2011.

•	$2.3 million for the three months ended December 31, 2012.

•	$2.5 million for the three months ended December 31, 2011.

•	$2.5 million for the three months ended March 31, 2012.

iii.	Impact of excluding the $0.9 million benefit recorded for the favorable settlement of taxing authority examinations for the year ended December 31, 2011.

iv.	The inclusion of estimated stand-alone public company costs, including the costs of corporate services currently provided by Dean Foods.

•	$50.4 million for the year ended December 31, 2012.

•	$55.1 million for the year ended December 31, 2011.

•	$8.2 million for the three months ended December 31, 2012.

•	$12.9 million for the three months ended December 31, 2011.

•	$16.5 million for the three months ended March 31, 2012.

v.	Elimination of other non-recurring transition costs.

•	$1.2 million for the year ended December 31, 2012.

•	$nil million for the year ended December 31, 2011.

•	$1.2 million for the three months ended December 31, 2012.

•	$nil million for the three months ended December 31, 2011.

•	$nil million for the three months ended March 31, 2012.

(g)	The adjustment reflects incremental expected interest expense on our new borrowings under our senior secured credit facilities for an estimated $23.6 million for the year ended December 31, 2011 and $5.6 million for the three months ended December 31, 2011.

(h)	The adjustment reflects elimination of the expense related to our interest rate swaps.

•	$1.2 million for the year ended December 31, 2012.

•	$nil million for the year ended December 31, 2011.

•	$1.2 million for the three months ended December 31, 2012.

•	$nil million for the three months ended December 31, 2011.

•	$nil million for the three months ended March 31, 2012.

(i)	The income tax in the pro forma adjustments column is recorded at the U.S. federal statutory rate of 35%.

Income tax in the additional adjustments column represents the amount required to adjust the 35% statutory rate to the estimated effective rate on all adjustments in the pro forma adjustments and additional adjustments columns. The year ended December 31, 2011 includes an adjustment to eliminate a $2.3 million favorable non-cash settlement of a taxing authority examination.

(j)	For all periods presented, the number of shares used to compute basic earnings per share is 173,000,000, which is comprised of 23,000,000 shares of Class A common stock (the number of shares outstanding upon completion of our initial public offering) and 150,000,000 shares of Class B common stock. The number of shares used to compute diluted earnings per share is 173,000,109, which includes the dilutive impact of RSUs.

Reconciliation of WhiteWave-Alpro Segment Data to The WhiteWave Foods Company Stand-Alone

Financial Data

(Unaudited)

	Year ended
	December 31, 2012
	Historical	Sales to	Related Party	Other	Stand-Alone
	Segment	Related Parties	License Agreement	Adjustments	Financial
	Results	(a)	(b)	(c)	Results
	(In Thousands)
Net sales to external customers	$2,187,615	$—	$—	$(12,241)	$2,175,374
Net sales to related parties	—	109,513	—	—	109,513
Related party fees	—	—	—	4,551	4,551

Total net sales	$2,187,615	$109,513	$—	$(7,690)	$2,289,438

Operating income	$192,557	$—	$36,034	$(48,338)	$180,253

	Three months ended
	December 31, 2012
	Historical	Sales to	Related Party	Other	Stand-Alone
	Segment	Related Parties	License Agreement	Adjustments	Financial
	Results	(a)	(b)	(c)	Results
	(In Thousands)
Net sales to external customers	$586,224	$—	$—	$(12,241)	$573,983
Net sales to related parties	—	29,577	—	—	29,577
Related party fees	—	—	—	4,551	4,551

Total net sales	$586,224	$29,577	$—	$(7,690)	$608,111

Operating income	$50,043	$—	$3,991	$(8,210)	$45,824

The historical financial results for WhiteWave differ from the results of the WhiteWave-Alpro segment for the same periods to be reported by Dean Foods in its Annual Report on Form 10-K for the year ended December 31, 2012. The selected data provided in the table above includes the following adjustments that were reflected in the preparation of WhiteWave’s results on a stand-alone basis:

(a)	The adjustment reflects net sales to related parties for WhiteWave-Alpro’s sales of raw materials and finished products to Dean Foods’ Fresh Dairy Direct and Morningstar segments.
(b)	The adjustment reflects income for an intellectual property licensing agreement between WhiteWave-Alpro and Dean Foods’ Morningstar segment, whereby Morningstar had rights to use WhiteWave-Alpro’s intellectual property in the manufacture of certain products. In connection with our initial public offering, this agreement was terminated. In addition, WhiteWave-Alpro transferred the intellectual property that is the subject of the license agreement to Morningstar.
(c)	The adjustments primarily reflect the allocation of corporate and shared service costs to WhiteWave-Alpro prior to completion of our initial public offering. These allocations include costs related to corporate and shared services such as executive management, supply chain, information technology, legal, finance and accounting, investor relations, human resources, risk management, tax, treasury, and other services, as well as stock based compensation expense attributable to WhiteWave-Alpro employees and an allocation of stock based compensation attributable to employees of Dean Foods. Upon completion of our initial public offering, we assumed responsibility for the costs of these functions. These allocated costs include increased costs due to $17.5 million of transaction costs related to our initial public offering for the year ended December 31, 2012, in addition to increased long-term incentive compensation and other corporate allocations. Additionally, these adjustments reflect the transitional sales agreement with Morningstar, pursuant to which Morningstar transfers back to us responsibility for sales and associated costs of certain WhiteWave products. The net effect of the agreement since its effective date, the completion of our initial public offering is reflected as a related party fee of $4.6 million, representing gross billings to customers by Morningstar of $12.2 million, for the year ended December 31, 2012.